THE WASHINGTON POST COMPANY
INCENTIVE COMPENSATION PLAN

As amended and restated May 11, 2006


Table of Contents



1.  Purposes				1
2.  Administration of the Plan		1
3.  Participation			1
4.  Duration of Plan			2
5.  Annual Incentive Provision		2
6.  Determination of Annual Awards	3
7.  Method Payment of Annual Awards
    and Time of Payment			4
8.  Long-Term Incentive Award Cycles;
    Awards				4
9.  Restricted Stock			5
10. Performance Units			8
11. Expenses				10
12. Adjustments in Class B Common
    Stock				10
13. Amendment				10



	THE WASHINGTON POST COMPANY
	INCENTIVE COMPENSATION PLAN

	  As Amended and Restated

	    through May 11, 2006


1.	Purposes

	The purposes of this Incentive
Compensation Plan (hereinafter called the Plan) of The Washington Post Company, a Delaware corporation (hereinafter called the Company), are (a) to provide greater incentives to key employees to increase the profitability of the Company and its subsidiaries and (b) to strengthen the ability of the Company and its subsidiaries to attract, motivate and retain persons of merit and competence upon which, in large measure, continued growth and profitability depend.

2.	Administration of the Plan

	The Plan shall be administered by the
Compensation Committee of the Board of Directors of the Company (hereinafter called the Committee) as constituted from time to time by the Board of Directors. No member of the Committee shall be eligible to participate in the Plan. The Committee shall have full power and authority to make all decisions and determinations with respect to the Plan, including without limitation the power and authority to interpret and administer the Plan, adopt rules and regulations and establish terms and conditions, not inconsistent with the provisions of the Plan, for the administration of its business and the implementation of the Plan.


3.	Participation

	(a)  Participation in the Plan shall be
extended to senior executives, key managers and key personnel of the Company and its subsidiaries who, in the opinion of the Committee, are mainly responsible for the management of the operations of the Company and its subsidiaries or who are otherwise in a position to make substantial contributions to the management, growth and/or success of the business of the Company.

	(b)  Directors, as such, shall not
participate in the Plan, but the fact that an employee is also a Director of the Company or a subsidiary shall not prevent his or her participation.

	(c)  As used in the Plan, the term Company
shall mean The Washington Post Company and any subsidiary thereof.

	(d) The Plan shall not be deemed to preclude the making of any award pursuant to any other compensation, incentive, bonus or stock option plan which may be in effect from time to time.

4.	Duration of Plan

	The Plan shall remain in effect until
terminated by the Board of Directors; provided, however, that the termination of the Plan shall not affect the delivery or payment of any award made prior to the termination of the Plan.

5.	Annual Incentive Provision

	(a) For each fiscal year and except as
set forth in paragraph 5(f) below, the Committee may make annual incentive awards in an aggregate amount not to exceed the Maximum Incentive Credit
(as hereinafter defined) for such year. All annual incentive awards granted under the Plan are hereinafter collectively referred to as Annual
Awards.

	(b)  The term Maximum Incentive Credit,
as used herein, shall mean for any year an amount determined as follows: (i) there shall first be calculated an amount equal to twelve (12) percent of Stockholders Equity (hereinafter called the Basic Return on Equity); (ii) there shall then be deducted from Consolidated Profit Before Income Taxes an amount equal to the Basic Return on Equity, the excess (if any) being hereinafter called Incentive
Profit; (iii) the Maximum Incentive Credit shall be ten (10) percent of Incentive Profit. The term
Consolidated Profit Before Income Taxes, as used herein, shall mean for any year the sum of (i) the profit before income taxes (exclusive of special credits and charges and extraordinary items) included in the Consolidated Statement of Income of the Company for such year and (ii) the amount of incentive compensation provided for in computing such profit before income taxes. The term
Shareholders Equity, as used herein, shall mean for any year the amount reported as stockholders equity (or the comparable item, however designated) at the end of the preceding year as included in the Consolidated Balance Sheet of the Company for the preceding year, with appropriate pro rata adjustments, as approved by the Committee, for any change during the year arising from any increase or decrease in outstanding capital stock.

	(c)  During the last month of each fiscal
year, the Vice President-Finance of the Company shall advise the Committee of the estimated Maximum
Incentive Credit for such fiscal year and the Committee shall determine the employees who are to receive awards for such fiscal year and the amount of each such award.

	(d)  As soon as practicable after the close
of each fiscal year, the Companys independent public accountants shall calculate and certify to the Committee the Maximum Incentive Credit for such fiscal year.

	(e)  The amount determined and reported
by the Companys independent auditors as the Maximum Incentive Credit for any fiscal year shall be final, conclusive and binding upon all parties, including the Company, its stockholders and employees, notwithstanding any subsequent special item or surplus charge or credit that may be considered applicable in whole or in part to such fiscal year; provided that if the amount actually awarded for any fiscal year should later be determined by a court of competent jurisdiction to have exceeded the Maximum Incentive Credit for such fiscal year, the Maximum Incentive Credit for the fiscal year next succeeding such determination shall be reduced by the amount of such excess.
Any such excess shall thus be corrected
exclusively by adjustments of the amounts subsequently available for awards and not by recourse to the Company, the Board of Directors, the Committee, any participant or any other person.

	(f)  Notwithstanding the foregoing,
prior to the commencement of each fiscal year the Committee may, in the case of certain individuals who have made or have the potential to make extraordinary contributions to the growth and profitability of the Company, grant special annual incentive awards for such coming fiscal year (Special Annual
Incentive Awards), the payout value of which will be based entirely on goals established in writing by the Committee at the time of grant relating to one or more of the following factors: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return,cost control and/or other quantitative revenue, growth or profitability measurements, which may be in respect of the Company as a whole, or of any business unit thereof.
The payout value of any Special Annual
Incentive Awards granted with respect
to a fiscal year shall not be included
in calculating the limit on the aggregate amount of Annual Awards otherwise payable for such fiscal year provided for in paragraph 5(a) above.

6.	Determination of Annual Awards

	The Committee shall, consistent with
all applicable provisions of the Plan, determine the participants to receive Annual Awards for each fiscal year, the amount and the form of each such award, and the other terms and conditions applicable thereto. The aggregate value of the Annual Awards (including the payout value of any Special Annual Incentive Award) payable to any participant with respect to any fiscal year shall not exceed in value the greater of 200% of a participants base earnings in the fiscal year to which such awards apply or $10 million or, in the case of a participant who is the president or chief executive officer of one of the Companys business units (not including the President or Chief
Executive Officer of the Company), 1% of such business units revenue for the fiscal year with respect of which the award is to be paid.

	In determining the terms and conditions
of the Annual Award, the Committee shall, in the case of each participant who is an executive officer of the Company (for purposes of Item 402 of Regulation S-K under the Securities Exchange Act of 1934), establish in writing, not later than 90 days after the commencement of the fiscal year, performance goals relating to one or more of the following: operating income, cash flow, earnings per share, return on assets, return on equity, operating margins, economic value added (EVA), cash flow margins, shareholder return, cost control and/revenue growth measurements, which may be in respect of the Company, as a whole, or any business unit thereof, which will have to be achieved if such executive officer is to receive payment for an Annual Award.


7.	Method Payment of Annual Awards and Time of
	Payment

	(a)  All Annual Awards shall be made in cash.

	(b)  All Annual Awards shall be paid in a
lump sum as promptly as practicable in the calendar year that begins closest to the last day of the fiscal year to which the award relates, except as otherwise provided herein below.

	(c)  The Committee may, in its sole
discretion, establish terms and conditions under which a participant may elect to defer the payment of an award in whole or in part pursuant to the terms of The Washington Post Company Deferred
Compensation Plan (the Deferred Compensation
Plan).

8.  	Long-Term Incentive Award Cycles; Awards

	(a)  During the term of the Plan, the
Committee shall from time to time establish Award
Cycles, each of which shall commence on a date specified by the Committee and shall terminate no earlier than the third anniversary date of the commencement of such Award Cycle or such other anniversary date as specified by the Committee;
provided, however, an Award Cycle shall
(i) commence on the first day of a fiscal year of the Company, (ii) consist of not less than three nor more than four fiscal years of the Company, and (iii) at least two such fiscal years shall elapse between the beginning of consecutive Award Cycles.

	(b)  For each Award Cycle, the
Committee shall (i) designate, subject to paragraph 10(a), the participants who are to receive awards of Performance Units for such Award Cycle and the number of Performance
Units awarded to each such participant, and

(ii)  	establish, subject to paragraph 10(b),
the method for determining at the end of such Award Cycle the value of a Performance Unit awarded at the beginning of such Award Cycle.

	(c) In addition, from time to time the
Committee may deem it desirable to grant long-term incentive awards not based on an Award Cycle established under paragraph 8(a) and the Committee shall have the discretion to (A) designate the participants who are to receive such awards and
(B) establish such terms and conditions applicable to such long-term incentive awards (Special
Long Term Incentive Award).

9.	Restricted Stock

	(a)  During the term of the Plan, the
Committee shall from time to time designate the participants who are to receive awards of restricted shares of the Class B Common Stock of the Company (such restricted shares being hereinafter called Restricted Stock), the number of shares of Restricted Stock awarded to each such participant, and the date on which full ownership of such shares of Restricted Stock will vest in such participant (such being hereinafter called the Vesting Date). In no case may the Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of Restricted Stock to which it relates.
If the Committee so determines, a single award of Restricted Stock can provide for more than one Vesting Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Restricted Stock, there shall be (1) issued
(subject to subparagraph (b) below) a stock certificate, registered in the name of such participant, or (2) a book entry made in the name of such participant, in each case representing such number of shares of Restricted
Stock awarded to such participant; provided, however, that at any time, not more than 10,000 share of Restricted Stock may be awarded to any participant under all outstanding awards of Restricted Stock.

	(b)  Within 30 days after the effective
date of a Restricted Stock award, each recipient of such an award shall deliver to the Company
(i) an executed copy of a Restricted Stock
Agreement containing the terms and provisions set forth in subparagraph (c) below and (ii) a stock power executed in blank. Upon receipt of such agreement and stock power executed by the participant, the Company shall cause the stock certificate referred to in subparagraph (a) above to be issued in the name of the participant and delivered to the Secretary of the Company in custody for such participant or the book entry referred to in subparagraph (a) above to be made in the name of the participant on the books of the Company. The failure of a participant to return such agreement and stock power within such 30-day period without cause shall result in cancellation of the Restricted Stock Award to such participant, and no stock certificate therefor shall be issued in the participants name or book entry be made in the participants name.

	(c)  Each Restricted Stock Agreement
accompanying an award of Restricted Stock shall contain the following provisions, as applicable, together with such other provisions as the Committee shall determine:

(i) Except as hereinafter provided, none of the shares of Restricted Stock subject thereto may be sold, transferred, assigned, pledged or otherwise disposed of before the Vesting Date(s) established in the applicable Restricted Stock Agreement.

(ii) Except as provided below, if the participant is continuously employed by the Company until the occurrence of an applicable Vesting Date, the restriction set forth in subparagraph (c)(i) above shall terminate on such Vesting Date as to all the shares of Restricted Stock associated with that Vesting Date. In the event that the participant takes one or more unpaid leave(s) of absence where the leave is greater than 90 days in duration at any time before an award of Restricted
Stock has vested, the Vesting Date or Dates for such grant shall be extended by a period equal to the aggregate number of days that the participant was out on such leave(s) of absence (the Extended
Vesting Date(s)) and the restrictions set forth in subparagraph (c)(i) above shall then terminate on such Extended Vesting Date or Dates.

Notwithstanding any of the foregoing, in the case of a participant who is an executive officer of the Company at the time of the award, the Committee shall, prior to the effective date of Restricted Stock Award, establish in writing a formula based on one or more of the following: cash flow, operating income, earnings per share, economic value added (EVA), return on assets, total return on equity of the Company, operating margins, cash flow margins, shareholder return, cost control and/or quantitative revenue, growth or profitability measurements over the period of time it takes for the Restricted Stock Award to vest fully, which will have to be achieved if the restriction set forth in subparagraph
(c)(i) above is to terminate as provided in this subparagraph (c)(ii).

(iii) If the participants employment by the Company terminates for any reason (whether voluntary or involuntary and including death or disability) before the Vesting Date or Extended
Vesting Date, as the case may be, the ownership of all shares of Restricted Stock shall revert to the Company, unless termination occurs two or more years from the effective date of the award and the Committee, in its sole discretion, approves the vesting of a percentage of the number of shares of Restricted Stock originally awarded (rounded to the nearest whole share), if any, provided, however, that the percentage determined by the Committee may not exceed the percentage calculated by dividing
(i) the number of full months elapsed from the effective date of the award to the date of such termination (less the period of full months that a participant was on one or more unpaid leaves of absence where the leave is greater than 90 days during such period by (ii) the number of full months from such effective date to the Vesting Date for such award (such percentage being hereinafter called the Pro-Rated
Percentage).

(iv)  	Promptly after the restriction set forth
in subparagraph (c)(i) above shall terminate as to any shares of Restricted Stock, the participant to whom such shares were awarded (or the participants estate, as the case may be) shall pay to the Company the amount of all Federal, state and local withholding taxes payable on the compensation represented by such shares, and upon receipt of such payment the Company shall deliver to the participant a stock certificate or certificates for such shares. Alternatively, pursuant to rules established by the Compensation
Committee, a participant may elect to receive all or a portion of the participants award in the form of cash in lieu of shares, based on the fair market value (the mean between the high and low price per share on the New York Stock Exchange) of such shares on the date the restrictions set forth in subparagraph (c)(i) above shall terminate;
and the Company will deduct the amount of all withholding taxes payable on the compensation represented by such shares from the cash value of the shares to be paid to the participant.

(v)  	As long as shares of Restricted Stock
remain registered in the name of a participant, such participant shall be entitled to all the attributes of ownership of such shares (subject to the restriction on transfer referred to above), including the right to vote such shares and to receive all dividends declared and paid on such shares.

	(d)  All shares of Common Stock issued to
recipients of Restricted Stock awards shall be issued from previously issued and outstanding shares held in the Treasury of the Company.

	(e)  The total number of shares of Common
Stock that may be awarded as Restricted Stock under the Plan shall not exceed 425,000 shares; provided, however, that effective November 1, 1991, shares which revert to the Company in accordance with paragraph 9(c)(iii) shall be deemed to have been awarded as Restricted Stock for purposes of determining the number of shares of Restricted Stock remaining available to be awarded hereunder.

10.	Performance Units and Special Long-Term
	Incentive Awards

	(a)  During the term of the Plan, the
Committee shall from time to time designate the participants who are to receive awards of Performance Units and Special Long-Term Incentive
Awards, the number of Performance Units or other terms and conditions as may be applicable, and the date on which the participant shall be entitled to payment under a Special Long-Term
Incentive Award (such being hereinafter called the Incentive Vesting Date). In no case may the Incentive Vesting Date designated by the Committee be less than one year nor more than six years from the date of the award of the Special Long-Term Incentive Award to which it relates. If the Committee so determines, a single award of a Special Long-Term Incentive
Award can provide for more than one Vesting
Date with a portion of the full award to vest on each specified Vesting Date. To each participant designated to receive an award of Performance Units there shall be issued a Performance Unit Certificate representing such number of Performance
Units with a nominal value of $100 each as the Committee shall determine; provided, however, that the total nominal value of Performance Units awarded to a participant for any Award Cycle shall not exceed 300% of such participants base salary at the date of such award.

	(b)  No later than 90 days after  the
beginning of each Award Cycle or the beginning
of the applicable vesting period of a Special
Long-Term Incentive Award, the Committee shall
establish in writing a method for determining
the earned value of (A) a Performance Unit at
the end of such Award Cycle (hereinafter called
the Payout Value) or (B) the Special Long-Term
Incentive Award, in either case based on
performance goals over the period of the Award
Cycle or the vesting period in the case of a
Special Long-Term Incentive Award related to
one or more of the following:   operating
income, cash flow, shareholder return,
earnings per share, return on assets, return on equity, operating margins, cost control, customer satisfaction, cash flow margins, economic value added (EVA) and/or other quantitative revenue, growth or profitability measurements, which may be in respect of the Company, as a whole, or any business unit thereof; provided, however, that such method shall provide that (i) no Payout Value may exceed $200 and the payment of an award of Performance Units to any participant at the end of an Award Cycle shall be the lesser of $5 million or the amount determined by multiplying the Payout Value times the number of Performance Units granted to such participant, (ii) the payment of a Special Long-Term Incentive
Award to any participant at the end of
the vesting period for such award shall not exceed $5 million and (iii) the aggregate value of the Performance Units and any Special
Long-Term Incentive Award payable to any participant with respect to any fiscal year shall not exceed $10 million. Notwithstanding the foregoing, in the case of a participant who is the president or chief executive officer of one of the Companys business units (not including the President or Chief
Executive Officer of the Company), the aggregate value of the Performance Units and any Special Long-Term Incentive Award payable to such participant with respect to any fiscal year shall not exceed in value 1% of such business units revenue for the for the fiscal year with respect of which the award is to be paid.

	(c)  If a participants employment
by the Company terminates for any reason
(whether voluntary or involuntary and including death or disability) before the end of an Award Cycle for which the participant was granted Performance Units or before Incentive
Vesting Date, the participant shall be entitled to such percentage of the Payout Value of said
Performance Units or the payment due under said
Special Long-Term Incentive Award, if any, as shall be determined after the end of such Award Cycle or the Incentive Vesting Date, in accordance with the following provisions:

(i) if termination occurs two or more years after the effective date of the award, such percentage, if any (but not greater than the Pro-Rated Percentage), as the Committee may, in its sole discretion, determine; and

(ii)  	if termination occurs within two years
from the effective date of the award, no percentage of the Payout Value or payment under a Special Long-Term Incentive Award shall be paid.

	(d)  As promptly as practicable after
(i) the end of each Award Cycle and in the calendar year that begins closest to the last day of the Award Cycle or (ii) the Incentive
Vesting Date, but no later than 75 days after the end of the calendar year of the Incentive
Vesting Date, the Payout Value of a Performance
Unit awarded at the beginning of such Award
Cycle or the payment due under the Special
Long-Term Incentive Award, as the case may be, shall be calculated and paid (unless otherwise deferred as provided herein) in cash to the recipients awarded such awards after deduction of all Federal, state and local withholding taxes payable on the compensation represented thereby. In addition, the Committee may, in its sole discretion, establish terms and conditions under which a participant may elect to defer the payment of the Payout Value of a Performance Unit or the payment of the Special Long-Term Incentive Award in whole or in part pursuant to the terms of the Deferred
Compensation Plan.

	(e)  For purposes of paragraphs 10(c)
and 10(d), and notwithstanding any contrary terms thereof, in the event a participant takes one or more unpaid leave(s) of absence where the leave is greater than ninety (90) days in duration at any time during an Award
Cycle or during the vesting period of a
Special Long-Term Incentive Award, the payment of the Payout Value of the Performance Units or Special Long-Term Incentive Award payable to that participant shall be determined as if the duration of the Award Cycle or applicable the vesting period were extended by a period equal to the number of days that the participant was out on such leave(s) of absence and by not giving the participant credit for the period of employment during the Award Cycle or vesting period when the participant was on such leave of absence. Thus, for example, if a participant was away from work on a leave of absence for one year during a four-year Award Cycle, the percentage of the Payout Value of the Performance Units payable to that participant would be 100% only if the participant had at least one year of active employment after the end of the Award
Cycle, and if such additional period of active employment was not completed, the Committee, in its exercise of discretion to determine a Pro-Rated Percentage under paragraph 10(c)(i), would make that determination in a manner consistent with paragraph 9(c)(iii)(A). In any such case, the Payout Value of the Performance Units or the payment of the Special Long-Term Incentive Award payable to the participant shall be paid as soon as practicable after the participant becomes entitled to payment by completing the additional period of active employment or by reason of the Committees exercise of discretion under paragraph 10(c)(i), but no later than seventy-five (75) days after the end of the calendar year in which the participant attains such vested payment right.

	(f)  At the end of each Award Cycle,
the Committee may, in its sole discretion, award to those senior executives of the Company and its subsidiaries who are not executive officers of the Company and whose performance during such Award Cycle the Committee believes merits special recognition cash bonuses in an aggregate amount not to exceed 10% of the aggregate
Payout Value of all Performance Units that become vested and payable with respect to such Award Cycle.

11	Expenses

	The expenses of administering this Plan
shall be borne by the Company.

12.	Adjustments in Class B Common Stock

	In the event of any change or changes
in the outstanding shares of Common Stock by reason of any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, separation, reorganization, liquidation or the like, the class and aggregate number of shares that may be awarded as Restricted Stock under the Plan after any such change shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

13.	Amendment

	The Board of Directors of the Company
shall have complete power and authority to amend, suspend or discontinue this Plan; provided, however, that the Board of Directors shall not, without the approval of the holders of a majority of the voting stock of the Company entitled to vote thereon, (A) increase either
(i) the maximum number of shares of Restricted
Stock that may be awarded under the Plan,
(ii) the maximum number of shares of Restricted
Stock or Performance Units that may be awarded to a participant, (iii) the maximum Payout Value of a Performance Unit or a Special Long-Term
Incentive Award, or (iv) the percentage ceiling on the aggregate amount of bonuses which may be awarded pursuant to paragraph 10(f) or (B) make any amendment which would permit the incentive provision of any year provided in paragraph 5 hereof to exceed the limitations set forth in said paragraph.